PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(5)
(To Prospectus dated October 1, 1996)              Commission File No. 333-10857

[ALLSTATE LOGO]                   $250,000,000

                            The Allstate Corporation
            7 1/8% SENIOR QUARTERLY INTEREST BONDS DUE 2097 (QUIBS)*
                            ------------------------
        Interest payable March 15, June 15, September 15 and December 15
                            ------------------------

INTEREST ON THE 7 1/8% SENIOR QUARTERLY INTEREST BONDS DUE 2097 (THE "BONDS") IS
 PAYABLE QUARTERLY ON MARCH 15, JUNE 15, SEPTEMBER 15, AND DECEMBER 15 OF EACH
  YEAR, COMMENCING MARCH 15, 1998. THE BONDS WILL MATURE ON DECEMBER 15, 2097. UPON THE OCCURRENCE OF A TAX EVENT (AS DEFINED HEREIN), THE COMPANY WILL HAVE THE RIGHT TO SHORTEN THE MATURITY OF THE BONDS TO THE EXTENT REQUIRED SO THAT
    THE INTEREST PAID ON THE BONDS WILL BE DEDUCTIBLE FOR FEDERAL INCOME TAX PURPOSES. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE COMPANY'S EXERCISE OF
   ITS RIGHT TO SHORTEN THE MATURITY OF THE BONDS WILL BE A TAXABLE EVENT TO HOLDERS OF THE BONDS IF THE BONDS ARE TREATED AS EQUITY FOR PURPOSES OF FEDERAL INCOME TAXATION BEFORE THE MATURITY IS SHORTENED. SEE "DESCRIPTION OF THE BONDS
    -- SHORTENING MATURITY" IN THIS PROSPECTUS SUPPLEMENT. THE BONDS WILL BE REDEEMABLE AT 100% OF THE PRINCIPAL AMOUNT REDEEMED PLUS ACCRUED INTEREST TO THE
  REDEMPTION DATE AT THE OPTION OF THE COMPANY IN WHOLE OR IN PART ON OR AFTER DECEMBER 19, 2002. THE BONDS WILL BE AVAILABLE FOR PURCHASE IN DENOMINATIONS OF
                     $25 AND ANY INTEGRAL MULTIPLE THEREOF.
                            ------------------------

  THE BONDS WILL BE REPRESENTED BY ONE OR MORE GLOBAL SECURITIES (THE "GLOBAL BONDS"), REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY ("DTC") OR ITS
   NOMINEE. BENEFICIAL INTERESTS IN THE BONDS WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY PARTICIPANTS IN DTC. EXCEPT AS DESCRIBED HEREIN OR IN THE ACCOMPANYING PROSPECTUS, BONDS IN
     CERTIFICATED FORM WILL NOT BE ISSUED IN EXCHANGE FOR GLOBAL BONDS. SEE
                          "DESCRIPTION OF THE BONDS."
                            ------------------------

    THE BONDS ARE EXPECTED TO BE APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE, SUBJECT TO OFFICIAL NOTICE OF ISSUANCE. TRADING OF THE BONDS ON THE
NEW YORK STOCK EXCHANGE IS EXPECTED TO COMMENCE WITHIN A 30-DAY PERIOD AFTER THE
           INITIAL DELIVERY OF THE BONDS. SEE "UNDERWRITERS" HEREIN.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                   PRICE TO       UNDERWRITING DISCOUNTS     PROCEEDS TO
                                                  PUBLIC(1)         AND COMMISSIONS(2)      COMPANY(1)(3)
                                                  ---------       ----------------------    -------------
Per Bond....................................       100.00%                3.15%                 96.85%
Total.......................................     $250,000,000           $7,875,000           $242,125,000

------------
    (1) Plus accrued interest, if any, from December 19, 1997.
    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
    (3) Before deducting estimated expenses of $350,000 payable by the Company.

                            ----------------------------

         The Bonds are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel for the Underwriters. It is expected that delivery of the Bonds will be made on or about December 19, 1997, through the book-entry facilities of DTC against payment therefor in immediately available funds.

                            ----------------------------

         *QUIBS is a Servicemark of Morgan Stanley, Dean Witter, Discover & Co.

                            ----------------------------

    MORGAN STANLEY DEAN WITTER
          GOLDMAN, SACHS & CO.
                    MERRILL LYNCH & CO.
                              NATIONSBANC MONTGOMERY SECURITIES
                                       PAINEWEBBER INCORPORATED
                                              SALOMON SMITH BARNEY

December 16, 1997

     No dealer, salesperson or other person has been authorized in connection with any offering made hereby to give any information or to make any representation other than those in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to the date hereof.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BONDS. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH ANY OFFERING OF THE BONDS, AND MAY BID FOR, AND PURCHASE, THE BONDS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                            THE ALLSTATE CORPORATION

     The Company is a holding company for Allstate Insurance Company ("AIC"). The Company, through AIC and its subsidiaries (collectively, "Allstate"), is engaged in the property-liability insurance and life insurance businesses. Allstate is the country's second largest personal property and casualty insurer on the basis of 1996 statutory premiums earned and is a major life insurer.

     The Company is a corporation organized under Delaware law on November 5, 1992. The Company's executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062, and at Suite 738, One Commerce Center, Wilmington, Delaware 19801. Its telephone number is (847) 402-5000.

     As a holding company with no significant business operations of its own, the Company relies on dividends from AIC, which is domiciled in Illinois, as the principal source of cash to meet its obligations, including the payment of principal of (and premium, if any) and any interest on debt obligations of the Company (including the Bonds), and to pay dividends to holders of its capital stock. An Illinois-domiciled insurer may not pay a dividend without notifying the state insurance department and providing certain information. In addition, the payment of dividends by Illinois-domiciled insurers is limited under the insurance holding company laws, which require notice to and approval by the state insurance commissioner for the declaration or payment of any dividend, which together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer's statutory surplus as of December 31 of the preceding year or (ii) net income for the twelve-month period ending December 31 of the preceding year. The maximum amount of dividends that AIC can distribute during 1997 without approval of the Illinois Department of Insurance is $2.2 billion. At December 12, 1997, AIC had approximately $731 million of dividend paying capacity remaining. The insurance holding company laws of the other jurisdictions in which AIC's insurance subsidiaries are domiciled generally contain similar (although in certain instances somewhat more restrictive) limitations on the payment of dividends.

                                USE OF PROCEEDS

     The Company will use the net proceeds (approximately $241.8 million) from the sale of the $250 million aggregate principal amount of Bonds offered hereby for general corporate purposes, including the Company's stock repurchase program. Until so utilized, the net proceeds will be invested in income producing securities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company and its subsidiaries as of September 30, 1997 and as adjusted to give effect to the consummation of the offering of the Bonds (but not to the anticipated application of the proceeds). The estimated proceeds therefrom will be used for general corporate purposes, including the Company's stock repurchase program. The following data should be read in connection with the consolidated financial statements and notes thereto of the Company and its subsidiaries incorporated herein by reference. See "Use Of Proceeds."

                                                                      AS OF
                                                               SEPTEMBER 30, 1997
                                                              ---------------------
                                                               ACTUAL     PRO FORMA
                                                               ------     ---------
                                                                  (IN MILLIONS)
Short-Term Debt.............................................  $   235.0   $   235.0
                                                              =========   =========
The Bonds...................................................         --   $   250.0
Other Long-Term Debt........................................  $ 1,238.0     1,238.0
Mandatorily Redeemable Preferred Securities of Subsidiary
  Trusts....................................................      750.0       750.0
Common Stock and Additional Capital Paid-In.................    3,144.0     3,144.0
Unrealized Net Capital Gains................................    2,716.0     2,716.0
Unrealized Foreign Currency Translation Adjustments.........       14.0        14.0
Retained Income.............................................   10,877.0    10,877.0
Deferred ESOP Expense.......................................     (281.0)     (281.0)
Treasury Stock..............................................   (1,173.0)   (1,173.0)
                                                              ---------   ---------
     Total Shareholders' Equity.............................   15,297.0    15,297.0
                                                              ---------   ---------
     Total Capitalization...................................  $17,285.0   $17,535.0
                                                              =========   =========

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected consolidated statement of operations and financial position data and other data for the periods indicated. The financial data for each of the five years in the period ended December 31, 1996 are derived from the audited consolidated financial statements of the Company. The financial data for the nine months ended September 30, 1997 and 1996 are derived from the unaudited consolidated financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of its financial position and the results of operations as of such dates and for such periods. The results of the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the full year. The following amounts should be read in conjunction with the consolidated financial statements and notes thereto incorporated herein by reference.

                                                        AS OF OR FOR THE
                                                           NINE MONTHS
                                                              ENDED
                                                          SEPTEMBER 30,        AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                        -----------------   -----------------------------------------------
                                                         1997      1996      1996      1995      1994      1993      1992
                                                         ----      ----      ----      ----      ----      ----      ----
                                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA(1):
Insurance premiums and contract charges..............   $14,954   $14,742   $19,702   $18,908   $17,566   $17,118    16,670
Net investment income................................     2,906     2,842     3,813     3,627     3,343     3,269     3,153
Realized capital gains and losses....................       776       658       784       258       200       215       161
                                                        -------   -------   -------   -------   -------   -------   -------
  Total revenues.....................................   $18,636   $18,242   $24,299   $22,793   $21,109   $20,602   $19,984
                                                        =======   =======   =======   =======   =======   =======   =======
Operating income (loss), net of tax..................   $ 1,738   $ 1,086   $ 1,600   $ 1,587   $   268   $ 1,083   $  (718)
Realized capital gains and losses, net of tax........       504       428       510       168       130       140       106
(Loss) gain on disposition of operations, net of
  tax................................................        (5)      (55)      (60)       93        --        --        --
Dividends on preferred securities of subsidiary
  trusts.............................................       (29)       --        (4)       --        --        --        --
Equity in net income of unconsolidated subsidiary....        26        21        29        56        86        79       112
                                                        -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing operations.............     2,234     1,480     2,075     1,904       484     1,302      (500)
                                                        -------   -------   -------   -------   -------   -------   -------
Cumulative effect of changes in accounting...........        --        --                  --        --        --      (325)
                                                        -------   -------   -------   -------   -------   -------   -------
Net income (loss)(1).................................   $ 2,234   $ 1,480   $ 2,075   $ 1,904   $   484   $ 1,302   $  (825)
                                                        =======   =======   =======   =======   =======   =======   =======
Earnings (loss) per share(2):
  Income (loss) before cumulative effect of changes
    in accounting....................................   $  5.09   $  3.30   $  4.63   $  4.24   $  1.08   $  2.99   $ (1.16)
  Cumulative effect of changes in accounting.........        --        --        --        --        --        --     (0.75)
                                                        -------   -------   -------   -------   -------   -------   -------
  Net income (loss)(1)...............................   $  5.09   $  3.30   $  4.63   $  4.24   $  1.08   $  2.99   $ (1.91)
                                                        =======   =======   =======   =======   =======   =======   =======
CONSOLIDATED STATEMENT OF FINANCIAL POSITION DATA(1):
Total investments(3).................................   $61,673   $56,346   $58,329   $56,505   $47,227   $47,932   $40,971
Total assets(3)......................................    79,990    72,213    74,508    70,029    60,988    58,994    51,817
Claims and policy benefit reserves and contractholder
  funds..............................................    44,587    43,269    43,789    42,904    39,961    37,275    35,776
Debt(4):
    Short-term.......................................       235       192       152        --        --        --        --
    Long-term........................................     1,238     1,229     1,234     1,228       869       850     1,800
Shareholders' equity(3)(4)...........................    15,297    12,729    13,452    12,680     8,426    10,300     5,383
OTHER DATA:
Ratio of earnings to fixed charges(5)................      18.8x     14.3x     18.4x     16.3x      2.5x      8.8x       --
Ratio of earnings to fixed charges, including
  interest credited to investment contracts(6).......       3.9x      2.8x      3.0x      2.8x      1.2x      2.1x       --

                                              (footnotes continued on next page)

-------------------------
(1) Financial position for September 30, 1997 and 1996 and December 31, 1996, 1995, 1994 and 1993 reflects the adoption of new accounting for certain investments in debt securities.

(2) Earnings (loss) per share is presented pro forma for 1993 and 1992.

(3) Consolidated financial position for 1993 and thereafter may not be comparable to 1992 due to adoption of new accounting rules for debt and equity securities.

(4) Debt and shareholders' equity at December 31, 1992 reflect, on a pro forma basis, the results of capitalization of the Company with the contribution of all the common stock of AIC and the assumption of $1.8 billion of debt as if the capitalization had occurred as of December 31, 1992. The Company was capitalized on March 8, 1993.

(5) For purposes of this computation, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs, the portion of rental expense that is representative of the interest factor and dividends on redeemable preferred securities. Earnings for the year ended December 31, 1992 were not sufficient to cover fixed charges by $1,425 million. The loss in 1992 resulted primarily from the impact of Hurricane Andrew which caused pretax losses after reinsurance of $2.5 billion. Excluding losses from Hurricane Andrew, the 1992 ratio would have been 12.7x.

(6) For purposes of this computation, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including interest credited to investment contracts), amortization of financing costs, the portion of rental expense that is representative of the interest factor and dividends on redeemable preferred securities. Earnings for the year ended December 31, 1992 were not sufficient to cover fixed charges by $1,425 million. The loss in 1992 resulted primarily from the impact of Hurricane Andrew which caused pretax losses after reinsurance of $2.5 billion. Excluding losses from Hurricane Andrew, the 1992 ratio would have been 1.9x.

                            DESCRIPTION OF THE BONDS

     The following description of the particular terms of the Bonds offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions of Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The summaries of certain provisions of the Bonds do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms.

GENERAL

     The Bonds constitute a series of Debt Securities (which are more fully described in the Prospectus) to be issued under an Indenture between the Company and State Street Bank and Trust Company as trustee, dated as of December 16, 1997, as supplemented by a First Supplemental Indenture dated as of December 16, 1997 (collectively the "Indenture").

     The Company, pursuant to Section 1301 of Indenture, has designated the Bonds as being defeasible pursuant to Section 1302 (relating to defeasance and discharge) and Section 1303 (relating to covenant defeasance) of the Indenture. See "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying Prospectus.

     All payments of principal and interest will be made by the Company in immediately available funds.

INTEREST

     The Bonds will bear interest from December 19, 1997, payable quarterly on March 15, June 15, September 15 and December 15 of each year (each an "Interest Payment Date"), commencing March 15, 1998, to the persons in whose names such Bonds are registered at the close of business on the 15th calendar day prior to such Interest Payment Date. Interest on the Bonds will be computed on the basis of a 360-day year of twelve 30-day months. The Bonds mature on December 15, 2097.

     Interest payable on any Interest Payment Date and at maturity shall be the amount of interest accrued from (and including) the next preceding Interest Payment Date in respect of which interest has been paid (or from and including December 19, 1997, if no interest has been paid with respect to such Bond) to (but excluding) the Interest Payment Date or the date of maturity, as the case may be. If any Interest Payment Date or the date of maturity of a Bond falls on a day that is not a Business Day, the payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or date of maturity, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law to close.

     The Bonds will be represented by one or more Global Bonds, registered in the name of DTC or its nominee. The Bonds will be available for purchase in book-entry form only and in denominations of $25 and integral multiples thereof.

     The provisions of the Indenture pursuant to which the Bonds will be issued do not afford holders of the Bonds protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of the Bonds.

TRADING CHARACTERISTICS

     The Bonds are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Bonds that is not included in the trading price thereof. Any portion of the trading price of a Bond received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Bonds.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Bonds, in whole or in part, from time to time, on or after December 19, 2002, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date fixed for redemption.

SHORTENING MATURITY

     The Company intends to deduct interest paid on the Bonds for federal income tax purposes. However, there have been proposed tax law changes over the past year that, among other things, would have prohibited an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals have become law, there can be no assurance that similar legislation affecting the Company's ability to deduct interest paid on the Bonds will not be enacted in the future or that any such legislation would not have a retroactive effective date.

     Upon the occurrence of a Tax Event, as defined below, the Company will have the right to shorten the maturity of the Bonds to the extent required, in the opinion of a nationally recognized independent tax counsel experienced in such matters, so that, after such shortening of the maturity, interest paid on the Bonds will be deductible for federal income tax purposes.

     If the maturity of the Bonds is shortened upon the occurrence of a Tax Event, the Company will mail a notice to each holder of record of the Bonds by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Bonds. Such notice will be effective immediately upon mailing.

     The Company believes that the Bonds should constitute indebtedness for United States federal income tax purposes under current law and that the shortening of the maturity of the Bonds will not be a taxable event to holders. Prospective investors should be aware, however, that the shortening of the maturity of the Bonds will be a taxable event to holders if the Bonds are treated as equity for purposes of federal income taxation before the maturity is shortened. See "Certain Federal Income Tax Considerations."

     "Tax Event" means that the Company has received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that on or after the date of the issuance of the Bonds, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in laws, or any regulations thereunder, of the United States; (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"); or
(c) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, on or after the date of the issuance of the Bonds, there is more than an insubstantial risk that interest paid by the Company on the Bonds is not, or will not be, deductible, in whole or in part, by the Company for purposes of federal income tax.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the Bonds, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary deals (i) only with beneficial owners ("Holders") that will hold Bonds as "capital assets" (within the meaning of Section 1221 of the Code) and (ii) only with Holders that are citizens or residents of the United States, or any state thereof, or a corporation or other entity created or organized under the laws of the United States, or any political subdivision thereof, an estate the income of which is subject to United States federal income tax regardless of source or that is otherwise subject to United States federal income tax on a net income basis in respect of the Bonds, or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust ("U.S. Holders"). This summary does not address tax considerations arising under the laws of any foreign, state or local jurisdiction or applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies or persons that will hold Bonds as a position in a hedging transaction, "straddle" or "conversion transaction" or other integrated investment transaction for tax purposes. The Company has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

     INVESTORS CONSIDERING THE PURCHASE OF BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE OFFERING AND THEIR OWNERSHIP AND DISPOSITION OF THE BONDS AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

     In the Company's opinion, under current law, the Bonds should constitute indebtedness for United States federal income tax purposes. Quarterly payments on the Bonds, if treated as debt for United States federal income tax purposes, will constitute interest for United States federal income tax purposes and generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes. The Bonds will not be issued with original issue discount ("OID") within the meaning of the Code. Based upon the Company's characterization of the Bonds as indebtedness, a Holder will be required to treat the Bonds in the same manner unless the Holder discloses a different position on the Holder's federal income tax return.

     If the Internal Revenue Service successfully challenges the treatment of the Bonds as indebtedness, and as a result, the Bonds are treated as equity for United States federal income tax purposes, quarterly payments on the Bonds to U.S. Holders will be deemed to be dividends for United States federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of the Company (as determined for United States federal income tax purposes). Amounts paid in excess of the Company's current and accumulated earnings and profits will be treated first as a non-taxable return of capital reducing the U.S. Holders' basis in the Bonds, and any remaining amount will be treated as capital gain.

     Assuming the Bonds constitute indebtedness for United States federal income tax purposes, the exercise by the Company of its right to shorten the maturity of the Bonds upon the occurrence of a Tax Event will not result in recognition of gain or loss to Holders. However, if the Bonds are characterized as equity (as opposed to indebtedness) for federal income tax purposes prior to the exercise by the Company of its right to shorten the maturity of the Bonds, such exercise will be a taxable event to Holders. See "Description of the Bonds -- Shortening Maturity."

     Legislation was proposed earlier this year under which no deduction would be allowed for interest on an instrument issued by a corporation with a maximum weighted average maturity of more than 40 years. This legislation was not enacted. There can be no assurance, however, that similar legislation affecting the Company's ability to deduct interest paid on the Bonds will not be enacted in the future.

                                  UNDERWRITERS

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Bonds set forth opposite its name below:

                                                                 PRINCIPAL
                            NAME                                   AMOUNT
                            ----                                 ---------
Morgan Stanley & Co. Incorporated...........................    $ 32,625,000
Goldman, Sachs & Co. .......................................      32,625,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........      32,625,000
NationsBanc Montgomery Securities, Inc. ....................      32,625,000
PaineWebber Incorporated....................................      32,625,000
Salomon Brothers Inc........................................      32,625,000
BT Alex Brown Incorporated..................................       1,875,000
CIBC Oppenheimer Corp. .....................................       1,875,000
Donaldson, Lufkin & Jenrette Securities Corporation.........       1,875,000
A.G. Edwards & Sons, Inc. ..................................       1,875,000
EVEREN Securities, Inc. ....................................       1,875,000
Fox-Pitt, Kelton Inc. ......................................       1,875,000
Legg Mason Wood Walker, Incorporated........................       1,875,000
Lehman Brothers Inc. .......................................       1,875,000
J.P. Morgan Securities Inc. ................................       1,875,000
Olde Discount Corporation...................................       1,875,000
SBC Warburg Dillon Read Inc. ...............................       1,875,000
Tucker Anthony Incorporated.................................       1,875,000
US Clearing Corp. ..........................................       1,875,000
Wheat, First Securities, Inc. ..............................       1,875,000
Advest, Inc. ...............................................         875,000
Robert W. Baird & Co. Incorporated..........................         875,000
Blaylock & Partners, L.P. ..................................         875,000
J.C. Bradford & Co. ........................................         875,000
Commerzbank Capital Markets Corporation.....................         875,000
Cowen & Company.............................................         875,000
Crowell, Weeden & Co. ......................................         875,000
Dain Bosworth Incorporated..................................         875,000
Fahnestock & Co. Inc. ......................................         875,000
First Albany Corporation....................................         875,000
J.J.B. Hilliard, W.L. Lyons, Inc. ..........................         875,000
Interstate/Johnson Lane Corporation.........................         875,000
Janney Montgomery Scott Inc. ...............................         875,000
Kennedy, Cabot Inc. ........................................         875,000
McDonald & Company Securities, Inc. ........................         875,000
McGinn, Smith & Co., Inc. ..................................         875,000
Mesirow Financial, Inc. ....................................         875,000
Morgan Keegan & Company, Inc. ..............................         875,000
The Ohio Company............................................         875,000
Piper Jaffray Inc. .........................................         875,000
Principal Financial Securities, Inc. .......................         875,000
Rauscher Pierce Refsnes, Inc. ..............................         875,000
Raymond James & Associates, Inc. ...........................         875,000
Redwood Securities Group, Inc. .............................         875,000
The Robinson-Humphrey Company, LLC..........................         875,000

                                                                 PRINCIPAL
                            NAME                                   AMOUNT
                            ----                                 ---------
Roney & Co., L.L.C. ........................................         875,000
Muriel Siebert & Co., Inc. .................................         875,000
Stephens Inc. ..............................................         875,000
Stifel, Nicolaus & Company Incorporated.....................         875,000
Sutro & Co. Incorporated....................................         875,000
Utendahl Capital Partners, L.P. ............................         875,000
Wedbush Morgan Securities...................................         875,000
                                                                ------------
     Total..................................................    $250,000,000
                                                                ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Bonds, if any are taken.

     The Underwriters propose to offer the Bonds in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession not in excess of $.50 per $25 Bond. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.40 per $25 Bond to certain brokers and dealers. After the Bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters named on the cover page of this Prospectus Supplement.

     Certain of the Underwriters or their affiliates have in the past performed, and are currently performing, investment banking services for the Company and certain of its affiliates and have received and may receive fees in connection with such services.

     The Bonds are new issues of securities with no established trading market. The Bonds are expected to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance. Trading of the Bonds on the NYSE is expected to commence within a 30-day period after the initial delivery of the Bonds. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Bonds.

     In order to facilitate the offering of the Bonds, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Bonds. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Bonds for their own account. In addition, to cover overallotments or to stabilize the price of the Bonds, the Underwriters may bid for, and purchase, the Bonds in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the Bonds in the offering, if the syndicate repurchases previously distributed Bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain market prices of the Bonds above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL OPINIONS

     The validity of the Bonds will be passed upon for the Company by Robert W. Pike, Vice President, Secretary and General Counsel of the Company, and Kirkland & Ellis, a partnership which includes professional corporations, Chicago, Illinois, Certain legal matters will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene and MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Kirkland & Ellis has from time to time represented, and continues to represent, certain of the Underwriters on other legal matters and LeBoeuf, Lamb, Greene & MacRae, L.L.P. has from time to time represented, and continues to represent, the Company and its subsidiaries on other legal matters. Mr. Pike is a full-time employee and officer of the Company and owns 4,120 shares of common stock of the Company as of November 30, 1997.

PROSPECTUS

                                 $1,500,000,000

                            THE ALLSTATE CORPORATION
               Debt Securities, Debt Warrants and Preferred Stock
                          ---------------------------

                              ALLSTATE FINANCING I
                             ALLSTATE FINANCING II
                             ALLSTATE FINANCING III
                             ALLSTATE FINANCING IV

                              Preferred Securities
                    Fully and Unconditionally Guaranteed by
                            THE ALLSTATE CORPORATION
                          ---------------------------

    The Allstate Corporation, a Delaware corporation (the "Company"), may offer, from time to time, (i) its unsecured debt securities, which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness, (ii) Warrants to purchase Debt Securities (the "Debt Warrants") and (iii) shares of its Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness (as hereinafter defined) of the Company.

    Allstate Financing I, Allstate Financing II, Allstate Financing III and Allstate Financing IV (each, an "Allstate Trust"), each a statutory business trust formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing undivided beneficial interests in the assets of the respective Allstate Trust ("Preferred Securities"). The Company will be the owner of the Common Securities (as hereinafter defined and, together with the Preferred Securities, the "Trust Securities") of each Allstate Trust. The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of each of the Allstate Trusts out of moneys held by each of the Allstate Trusts, and payment on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by the Company to the extent described herein (each a "Preferred Securities Guarantee"). See "Description of Preferred Securities Guarantees." Unless otherwise specified in a Prospectus Supplement, the Company's obligations under the Preferred Securities Guarantees will be subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with the most senior preferred stock, if any, issued from time to time by the Company. Subordinated Debt Securities may be issued and sold from time to time in one or more series to an Allstate Trust, or a trustee of such Allstate Trust, in connection with the investment of the proceeds from the offering of Trust Securities of such Allstate Trust. The Subordinated Debt Securities purchased by an Allstate Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such Allstate Trust as may be described in an accompanying Prospectus Supplement. The Preferred Securities Guarantees, when taken together with the Company's obligations under the Subordinated Debt Securities, the Indenture related thereto and the Declaration of Trust, including its obligations to pay costs, expenses, debts and liabilities of the Allstate Trusts (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities. The Debt Securities, Debt Warrants, Preferred Stock and the Preferred Securities and the related Preferred Securities Guarantees are collectively called the "Securities."

    The Securities may be offered as separate series or issuances at an aggregate initial public offering price not to exceed $1,500,000,000 or, if applicable, the equivalent thereof in one or more foreign currencies or currency units, as shall be designated by the Company, in amounts, at prices and on terms to be determined in light of sale conditions at the time of sale and as set forth in the applicable Prospectus Supplement.

    Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement, including, where applicable (i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in composite currencies), maturity, subordination terms, if any, interest rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities;
(ii) in the case of Debt Warrants, the Debt Securities for which each such Debt Warrant is exercisable, the exercise price, duration, detachability, and call provisions; (iii) in the case of Preferred Securities, the designation and number, liquidation preference per Preferred Security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities of the Company; and
(iv) in the case of Preferred Stock, the specific title, the aggregate amount, any dividend, liquidation and other rights, any redemption provisions, any listing on a securities exchange, any sinking fund provisions, the initial public offering price and any other terms in connection with the offering and sale of such Preferred Stock.

    The Company and/or each of the Allstate Trusts may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters, dealers or agents and the compensation, if any, of such underwriters, dealers or agents.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                          ---------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                          ---------------------------

                 The date of this Prospectus is October 1, 1996

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, Room 1024; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048, Suite 1300. Copies of such materials can also be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information. The web site address is http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605.

    No separate financial statements of any of the Allstate Trusts have been included herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of each of the Allstate Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each of the Allstate Trusts has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Allstate Trust and investing the proceeds thereof in Subordinated Debt Securities issued by the Company and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the Declarations of each Trust, the guarantee issued with respect to Preferred Securities issued by that Trust, the Subordinated Debt Securities purchased by that Trust and the related Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of Debt Securities" and "Description of Preferred Securities Guarantees."

    The Allstate Trusts are not currently subject to the information reporting requirements of the Exchange Act. The Allstate Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

    Additional information regarding the Company, the Debt Securities, the Debt Warrants, the Preferred Stock and the Preferred Securities and the Preferred Securities Guarantees is contained in the Registration Statement on Form S-3 (together with all amendments and exhibits relating thereto, the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended (the "Act"). For further information pertaining to the Company, the Debt Securities, the Debt Warrants, the Preferred Stock and the Preferred Securities and the Preferred Securities Guarantees, reference is made to the Registration Statement, and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996 are hereby incorporated in and made a part of this Prospectus by reference.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement and to be part hereof from the date of filing such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus or any Prospectus Supplement, shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus or any Prospectus Supplement.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to The Allstate Corporation, Attention: Investor Relations Department, 3075 Sanders Road, Northbrook, Illinois 60062, telephone number (847) 402-5000.

                                  THE COMPANY

     The Company is a holding company for Allstate Insurance Company ("AIC"). The Company, through its subsidiaries (collectively, "Allstate"), is engaged in the property-liability insurance and life insurance businesses. Allstate is the country's second largest personal property and casualty insurer on the basis of 1995 statutory premiums earned and is a major life insurer.

     The Company is a corporation organized under Delaware law on November 5, 1992. The Company's executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062, and at 3711 Kennett Pike, Greenville, Delaware 19807. Its telephone number is (847) 402-5000.

                                   THE TRUSTS

     Each of Allstate Financing I, Allstate Financing II, Allstate Financing III and Allstate Financing IV is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each a "Declaration") executed by the Company, as sponsor for such trust (the "Sponsor") and the Allstate Trustees (as defined herein) for such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on August 21, 1996. Each Allstate Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in a specific series of Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that upon an event of default under the Restated Declaration (as hereinafter defined), the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Company will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Allstate Trust. Unless otherwise specified in the applicable Prospectus Supplement, each Allstate Trust has a term of approximately 55 years, but may earlier terminate as provided in the Restated Declaration. Unless otherwise specified in the applicable Prospectus Supplement, each Allstate Trust's business and affairs will be conducted by the trustees (the "Allstate Trustees") appointed by the Company, as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Allstate Trustees of an Allstate Trust. The duties and obligations of the Allstate Trustees shall be governed by the Restated Declaration of such Allstate Trust. Unless otherwise specified in the applicable Prospectus Supplement, a majority of the Allstate Trustees (the "Regular Trustees") of each Allstate Trust will be persons who are employees or officers of or affiliated with the Company. One Allstate Trustee of each Allstate Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of compliance with the Trust Indenture Act of 1939 (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Allstate Trustee of each Allstate Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Allstate Trusts and the offering of Trust Securities, the payment of which will be guaranteed by the Company.

     The office of the Delaware Trustee for each Allstate Trust in the State of Delaware is 900 Market Street, 2nd Floor, Wilmington, Delaware 19801. The principal place of business of each Allstate Trust is 2775 Sanders Road, Northbrook, Illinois 60062. The telephone number of each Trust is (847) 402-5000.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for the Company and its subsidiaries for the periods indicated:

                                                   SIX MONTHS
                                                     ENDED
                                                    JUNE 30,              YEAR ENDED DECEMBER 31,
                                                 --------------    -------------------------------------
                                                 1996     1995     1995     1994    1993    1992    1991
                                                 ----     ----     ----     ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(1)(2).....    18.6x    18.1x    16.3x    2.5x    8.8x     --     7.0x
Ratio of Earnings to Fixed Charges, including
  credit to investment contracts(1)(3).......     3.3x     3.1x     2.8x    1.2x    2.1x     --     1.5x

-------------------------
(1) The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

(2) For purposes of this computation, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and that portion of rental expense that is representative of the interest factor. Earnings for the year ended December 31, 1992 were not sufficient to cover fixed charges by $1,425 million. The loss in 1992 resulted primarily from the impact of Hurricane Andrew which caused pre-tax losses after reinsurance of $2.5 billion. Excluding losses from Hurricane Andrew, the 1992 ratio was 12.7x.

(3) For purposes of this computation, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including interest credited to investment contracts), amortization of financing costs and that portion of rental expense that is representative of the interest factor. Earnings for the year ended December 31, 1992 were not sufficient to cover fixed charges by $1,425 million. The loss in 1992 resulted primarily from the impact of Hurricane Andrew which caused pre-tax losses after reinsurance of $2.5 billion. Excluding losses from Hurricane Andrew, the 1992 ratio was 1.9x.

                                USE OF PROCEEDS

     Except as may be otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the net proceeds to the Company from the sale or sales of the Securities will be used for general corporate purposes. Each Allstate Trust will invest all proceeds received from the sale of its Trust Securities in a particular series of Subordinated Debt Securities.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

     The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture"), to be entered into between the Company and State Street Bank and Trust Company, as trustee. The Subordinated Debt Securities will be issued under a separate Indenture, as supplemented by one or more supplemental indentures (as so supplemented, the "Subordinated Indenture"), to be entered into between the Company and State Street Bank and Trust Company, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures."

Copies of the form of Senior Indenture and the form of Subordinated Indenture have been filed as exhibits to the Registration Statement. The trustees under the Senior Indenture and under the Subordinated Indenture are referred to herein as the "Trustees."

     The following summaries of certain material provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures are subject to, and qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, it is intended that such Sections, Articles or defined terms shall be incorporated by reference herein or therein, as the case may be. Unless otherwise indicated, Section and Article references used herein are applicable to each Indenture. Capitalized terms not otherwise defined herein shall have the meanings given to them in the applicable Indenture.

GENERAL

     The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indentures, including as to maturity, principal and interest, as the Company may determine. Unless otherwise indicated in a Prospectus Supplement, the Senior Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured obligations of the Company, subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Indenture) of the Company as described in the applicable Prospectus Supplement. The Company's assets consist primarily of the common stock of AIC, and the Company conducts no substantial business or operations itself. Accordingly, the right of the Company, and hence the right of the creditors of the Company (including the Holders of the Debt Securities), to participate in any distribution of assets of any subsidiary of the Company upon its liquidation or reorganization will be subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Company itself as a creditor of such subsidiary may be recognized.

     In the event Subordinated Debt Securities are issued to an Allstate Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Allstate Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Allstate Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to an Allstate Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Allstate Trust.

     The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the Person to whom any interest on any of such Debt Securities will be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of any of such Debt Securities will be payable;
(5) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company;
(8) the obligation, if any, of the

Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (9) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (12) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such Debt Securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or any manner in which such amount is to be determined); (13) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (14) if the principal amount payable at the Stated Maturity of any of such Debt Securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of such Debt Securities for any other purpose thereunder or under the Indentures including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);
(15) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indentures described under "Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Covenant Defeasance," or under both such captions;
(16) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities and any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the Depositary for such Global Security or its nominee; (17) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (18) any addition to or change in the covenants described under "Certain Covenants" applicable to any of such Debt Securities; and (19) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures but which may modify or delete any provision of the Indentures insofar as it applies to such series; provided that no term thereof shall be modified or deleted if imposed under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the Trustee shall have been consented to in writing by the Trustee. (Section 301)

     Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount will be set forth in the applicable Prospectus Supplement under "United States Taxation -- United States Holders." Special United States tax and other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be set forth in the applicable Prospectus Supplement under such caption and under "Foreign Currency Risks."

FORM, EXCHANGE AND TRANSFER

     The Debt Securities of a series may be issued solely as Registered Securities, solely as Bearer Securities (with or without coupons attached) or as both Registered Securities and Bearer Securities. Debt Securities of a series may be issuable in whole or in part in the form of one or more global Debt Securities, as described below under "Global Securities."

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder, subject to the terms of the Indentures, Bearer Securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

     In the event of any redemption by the Company, in whole or in part, of Debt Securities of any series (or of any series and specified terms), the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 Business Days before the day of mailing of a notice of redemption of any such Debt Security selected for redemption and ending at the close of business on the day of such mailing,
(ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and of like tenor and principal amount that is immediately surrendered for redemption. (Section 305)

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of the Depository Trust Company ("DTC") as Depositary, or any other Depositary identified in the applicable Prospectus Supplement, or a nominee thereof, will be deposited with DTC or such other Depositary or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indentures. The Depositary shall at all times be a clearing agency registered under the Exchange Act. (Section 101)

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants (defined below) and to facilitate the clearance and settlement transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including firms that might be underwriters with respect to the Securities), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Notwithstanding any provision of the Indentures or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indentures, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Section 305) The laws of some jurisdictions require that certain purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indentures. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indentures. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof.

     Ownership of beneficial interests in a Global Security will be limited to participants or to persons that may hold beneficial interests through institutions that have accounts with the Depositary or its nominee ("participants"). Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests.

     Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, a Paying Agent designated by the Company and located in the Borough of Manhattan, The City of New York will act as Paying Agent for payments with respect to Debt Securities of each series. All Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company upon request, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. (Section 1401 of the Subordinated Indenture) In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash, before the Holders of Subordinated Debt Securities are entitled to receive any payment on account of principal of or any premium or interest on Subordinated Debt Securities, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of Subordinated Debt Securities, which may be payable or deliverable in respect of the Subordinated Debt Securities in any such case, proceeding, dissolution, liquidation or other winding up event. (Section 1403 of the Subordinated Indenture)

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company may recover less, ratably, than Holders of Senior Debt Securities and may recover more, ratably, than the Holders of the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the Holders of all Senior Debt Securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or any premium or interest on the Subordinated Debt Securities. (Section 1404 of the Subordinated Indenture)

     No payment of principal (including redemption and sinking fund payments) of or any premium or interest on the Subordinated Debt Securities may be made (i) if any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (ii) if the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. (Section 1402 of the Subordinated Indenture)

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt Securities, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities constitute Senior Debt Securities under the Subordinated Indenture.

     The term "Senior Indebtedness" means, with respect to the Company, (i) the principal or any premium and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the types referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise and (vi) all obligations of the types referred to its clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for
(1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debt Securities and (2) any indebtedness between or among the Company or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any other Allstate Trust or a trustee of such trust and (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of preferred securities unless otherwise expressly provided in the terms of such debt securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 101 and 1408 of the Subordinated Indenture)

     The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

CERTAIN COVENANTS WITH RESPECT TO SENIOR DEBT SECURITIES

     LIMITATION ON LIENS OF STOCK OF AIC

     The Senior Indenture prohibits the Company and its Subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any indebtedness secured by any lien on the capital stock of AIC unless the Senior Debt Securities (and, if the Company so elects, any other Indebtedness of the Company that is not subordinate to the Senior Debt Securities and with respect to which the governing instruments require, or pursuant to which the Company is otherwise obligated, to provide such security) shall be secured equally and ratably with such Indebtedness for at least the time period such other Indebtedness is so secured. (Section 1008)

     "Indebtedness" is defined in the Senior Indenture as the principal of and any premium and interest due on indebtedness of a Person, whether outstanding on the date of such Indenture or thereafter created, incurred or assumed, which is
(a) indebtedness for money borrowed, and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, "indebtedness for money borrowed" means (i) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any obligation of, or any such obligation guaranteed by, such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (iii) any obligations of such Person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such Person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any Person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement. (Sections 101 and 1008 of the Senior Indenture)

     LIMITATIONS ON DISPOSITION OF STOCK OF AIC

     The Senior Indenture also provides that so long as any Senior Debt Securities are outstanding and except in a transaction otherwise governed by such Indenture, the Company may not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of AIC, and will not permit AIC to issue (other than to the Company) any shares (other than director's qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of AIC, if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Company would own, directly or indirectly, less than 80% of the shares of AIC (other than preferred stock having no voting rights of any kind); provided, however, that (i) any issuance, sale, transfer or other disposition permitted by the foregoing may only be made for at least a fair market value consideration as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith and (ii) the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority. Notwithstanding the foregoing, (i) the Company may merge or consolidate AIC into or with another direct wholly-owned Subsidiary of the Company and (ii) the Company may, subject to the provisions set forth in "Consolidation, Merger and Sale of Assets" below, sell, transfer or otherwise dispose of the entire capital stock of AIC at one time for at least a fair market value consideration as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith. (Section 1009 of the Senior Indenture)

CERTAIN COVENANTS WITH RESPECT TO SUBORDINATED DEBT SECURITIES

     If Subordinated Debt Securities are issued to an Allstate Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Allstate Trust and (i) there shall have occurred any event that would constitute an Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee, or (iii) the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Subordinated Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock of the Company or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities. (Section 1008 of the Subordinated Indenture)

     In the event Subordinated Debt Securities are issued to an Allstate Trust or a trustee of such trust in connection with the issuance of Trust Securities of such Allstate Trust, for so long as such Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of such Allstate Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Trust Common Securities, (ii) to use its reasonable efforts to cause such Allstate Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Allstate Trust, the redemption of all of the Trust Securities of such Allstate Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Allstate Trust, and (b) to continue to be classified as a grantor trust for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities. (Section 1009 of the Subordinated Indenture)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indentures, may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person or may permit any Person to consolidate with or merge into the Company, provided that any successor Person must be a corporation, partnership, or trust organized and validly existing under the laws of any domestic jurisdiction and must assume the Company's obligations on the Debt Securities and under the Indentures, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have happened and be continuing and that certain other conditions are met; provided such provisions will not be applicable to the direct or indirect transfer of the stock, assets or liabilities of any Subsidiary of the Company to another direct or indirect Subsidiary of the Company. (Section 801)

OUTSTANDING DEBT SECURITIES

     "Outstanding," when used with respect to Debt Securities, means, as of the date of determination, all Debt Securities theretofore authenticated and delivered under the Indentures, except:

          (1) Debt Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

          (2) Debt Securities for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Debt Securities; provided that, if such Debt Securities are to be redeemed, notice of such redemption has been duly given pursuant to the Indentures or provision therefor satisfactory to the Trustee has been made;

          (3) Debt Securities as to which Defeasance has been effected pursuant to Section 1302 of the Indentures; and

          (4) Debt Securities which have been paid pursuant to the Indentures or in exchange for or in lieu of which other Debt Securities have been authenticated and delivered pursuant to the Indentures, other than any such Debt Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debt Securities are held by a bona fide purchaser in whose hands such Debt Securities are valid obligations of the Company. In determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the Indentures (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date pursuant to the Indentures, (b) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units which shall be deemed to be Outstanding shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security in the manner provided as contemplated by the Indentures, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, of the amount determined as provided in clause (a) above), (c) if the principal amount payable at the Stated Maturity of any Debt Security is not determinable upon original issuance, the principal amount of such Debt Security that shall be deemed to be Outstanding shall be the amount as specified or determined as contemplated by the Indentures, and (d) Debt Securities beneficially owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt Securities which a Responsible Officer of the Trustee knows to be so owned shall be so disregarded. Debt Securities so owned which have been pledged in good faith may be regarded as Outstanding if the Pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Debt Securities and that the pledgee is not the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor.

     Except as provided above or as may otherwise be provided in the accompanying Prospectus Supplement, there are no "event risk" or similar provisions of the Indentures or the Debt Securities that are intended to afford protection to Holders in the event of a merger or other significant corporate event involving the Company.

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt

Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the applicable Indenture; (e) in the event Subordinated Debt Securities are issued to an Allstate Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Allstate Trust, the voluntary or involuntary dissolution, winding-up or termination of such Allstate Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Allstate Trust, the redemption of all of the Trust Securities of such Allstate Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Allstate Trust; and (f) certain events in bankruptcy, insolvency or reorganization. (Section 501)

     If an Event of Default with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not determinable on original issuance thereof, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the applicable Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the provisions of the Indentures relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section
603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the applicable Indenture, (iii) such Holder or Holders have offered to the Trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with such request, (iv) the Trustee for 60 days after receipt of such notice, request and offer of indemnity has failed to institute such proceeding and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Debt Securities of that series. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of and any premium and interest on such Debt Security on or after the applicable due dates expressed in such Debt Security. (Section 508)

     The Company will be required to furnish to each Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by the Company and the Trustee under the applicable Indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security (except to the extent provided in a Prospectus Supplement),
(b) reduce the principal amount of or any premium or interest on any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the currency of payment of principal of or any premium or interest on any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indentures, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults or (h) modify such provisions with respect to modification and waivers. (Section 902)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the applicable Indenture. (Section 1010) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

     The applicable Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action thereunder, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date, (ii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security, in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, of the amount determined as described in (i) above). If the principal amount payable at Stated Maturity of any Debt Security is not determinable upon original issuance, the principal amount of such Debt Security will be determined in the manner prescribed for such Debt Security. (Section 101)

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the applicable Indenture to be given, made or taken by Holders of Debt Securities of such series, in the manner and subject to the limitations provided in the applicable Indenture. To be effective, any such action for which the Company has set a record date must be taken by Holders of the requisite principal amount of Debt Securities of the relevant series Outstanding on such record date within 180 days after the record date, or within such shorter period as the Company may specify from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect at its option at any time to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain covenants in the Indentures, applied to the Debt Securities of any series, or to any specified part of a series. (Section
1301)

     Defeasance and Discharge. The Indentures provide that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel stating that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

     Defeasance of Certain Covenants. The Indentures provide that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain covenants as described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described herein under clause (d) (with respect to such covenants) under "Events of Default" as described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company will remain liable for such payments. (Sections 1303 and
1304)

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     State Street Bank and Trust Company, which is the Trustee under the Indentures described herein, performs other services for the Company and its affiliates.

                          DESCRIPTION OF DEBT WARRANTS

     The Company may issue, together with other Securities or separately, Debt Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to Debt Warrants in respect of which this Prospectus is being delivered. A copy of the form of Debt Warrant Agreement, including the form of Warrant Certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of capitalized terms.

GENERAL

     Reference is made to the Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security;
(3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise;
(5) the Date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (6) if the Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of federal income tax considerations applicable thereto; and (7) whether the Debt Warrants represented by the Debt Warrant Certificate will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

     Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable Prospectus Supplement. After the close of business of the Expiration Date, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share, none of which is currently issued and outstanding. The Board of Directors of the Company is authorized to provide for the issuance of the preferred stock in series, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of each such series, subject to such limitations as may be prescribed by law. In particular, the Board of Directors of the Company is authorized, without limitation, to determine with respect to each series of preferred stock the number of shares, the designation of the series, the dividend rate, voting rights, conversion rights, redemption provisions, liquidation rights and sinking fund provisions, all without further action by the Company's stockholders.

     The Preferred Stock will be fully paid and nonassessable. Unless otherwise indicated in a Prospectus Supplement, the Preferred Stock will have preference over the Company's common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation, winding up or dissolution of the Company. Unless otherwise indicated in a Prospectus Supplement, each series of Preferred Stock will rank on a parity with each other series.

     The following summaries of certain provisions of the Preferred Stock do not purport to be complete and are subject, and are qualified in their entirety by reference, with respect to any particular series of Preferred Stock, to the description of the terms thereof included in the applicable Prospectus Supplement and to the applicable provisions of the Company's Certificate of Incorporation and Bylaws.

DIVIDENDS

     Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash or other dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of common stock, liquidating distributions in the amount of the liquidation price per share (as set forth in the applicable Prospectus Supplement) plus all accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

     The Preferred Stock will be redeemable in whole or in part, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

     Unless otherwise indicated in a Prospectus Supplement, the Company may not purchase or redeem any of the outstanding shares of any series of Preferred Stock unless full cumulative dividends, if any, have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all matured obligations of the Company with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

VOTING RIGHTS

     Unless otherwise indicated in a Prospectus Supplement, the holders of the Preferred Stock will not be entitled to vote under any circumstances.

                      DESCRIPTION OF PREFERRED SECURITIES

     Each Allstate Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Amended and Restated Declaration of Trust (the "Restated Declaration") of each Allstate Trust will authorize the Regular Trustees of such Allstate Trust to issue on behalf of such Allstate Trust one series of Preferred Securities. Each Restated Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Restated Declaration or made part of the Restated Declaration by the Trust Indenture Act, and which will mirror the terms of the Subordinated Debt Securities held by the Allstate Trust and described in the Prospectus Supplement related thereto. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Restated Declaration, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities of any Allstate Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Allstate Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such Allstate Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Preferred Securities shall be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding; (iv) whether distributions on Preferred Securities issued by such Allstate Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such Allstate Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Allstate Trust to the holders of Preferred Securities of such Allstate Trust upon voluntary or involuntary dissolution, winding-up or termination of such Allstate Trust; (vi) the obligation or the option, if any, of such Allstate Trust to purchase or redeem Preferred Securities issued by such Allstate Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such Allstate Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such Allstate Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more Allstate Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Allstate Trust; (viii) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Preferred Securities; (ix) if applicable, any securities exchange upon which the Preferred Securities shall be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Allstate Trust not inconsistent with the Restated Declaration of such Allstate Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each Allstate Trust will issue one series of Common Securities. The Restated Declaration of each Allstate Trust will authorize the Regular Trustees of such trust to issue on behalf of such Allstate Trust one series of Common Securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by an Allstate Trust will be substantially identical to the terms of the Preferred Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon an event of default under the Restated Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Allstate Trustees of an Allstate Trust. All of the Common Securities of each Allstate Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If an Event of Default under the Restated Declaration of an Allstate Trust occurs and is continuing, then the holders of Preferred Securities of such Allstate Trust would rely on the enforcement by the Property Trustee of its rights as a holder of the applicable series of Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities of such Allstate Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the applicable Restated Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the applicable series of Subordinated Debt Securities, a holder of Preferred Securities of such Allstate Trust may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the applicable series of Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the applicable Restated Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such Allstate Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the applicable series of Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the applicable Restated Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. State Street Bank and Trust Company will act as the independent trustee under each Preferred Securities Guarantee (the "Preferred Guarantee Trustee") for purposes of compliance with the Trust Indenture Act. The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Allstate Trust.

GENERAL

     Pursuant to each Preferred Securities Guarantee, the Company will agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by an Allstate Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Allstate Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Allstate Trust may have or assert. The following payments with respect to Preferred Securities issued by an Allstate Trust to the extent not paid by such Allstate Trust (the "Guarantee Payments") will be subject to the Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such Allstate Trust shall have funds available therefor; (ii) the redemption price set forth in the applicable Prospectus Supplement (the "Redemption Price"), which will not be lower than the liquidation amount, and all accrued and unpaid distributions, to the extent such Allstate Trust has funds available therefor with respect to any Preferred Securities called for redemption by such Allstate Trust; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such

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

Allstate Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Allstate Trust has funds available therefor and (b) the amount of assets of such Allstate Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such Allstate Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Allstate Trust to pay such amounts to such holders.

     Each Preferred Securities Guarantee will not apply to any payment of distributions on the Preferred Securities except to the extent such Allstate Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by an Allstate Trust, such Allstate Trust will not pay distributions on the Preferred Securities issued by such Allstate Trust and will not have funds available therefor. See "Description of Debt Securities -- Certain Covenants of the Company." The Preferred Securities Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Subordinated Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of such Allstate Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Allstate Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantee, except that upon an event of default under the Subordinated Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Allstate Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Preferred Securities Guarantee or the Declaration of such Allstate Trust, then, unless otherwise set forth in a Prospectus Supplement
(a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock of the Company or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing and
(b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable Allstate Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Preferred

Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Allstate Trust then outstanding.

TERMINATION

     Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable Allstate Trust (a) upon full payment of the Redemption Price of all Preferred Securities of such Allstate Trust, (b) upon distribution of the Subordinated Debt Securities held by such Allstate Trust to the holders of the Preferred Securities of such Allstate Trust or (c) upon full payment of the amounts payable in accordance with the Declaration of such Allstate Trust upon liquidation of such Allstate Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Allstate Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee. The subordination provisions of the Subordinated Debt Securities provide that in the event payment is made on the Subordinated Debt Securities or the Preferred Securities Guarantee in contravention of such provisions, such payments shall be paid over to the holders of Senior Indebtedness.

EVENTS OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities relating to such Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant Allstate Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against such Allstate Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

     Unless otherwise indicated in a Prospectus Supplement, the Preferred Securities Guarantees will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company, and (iii) senior to Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the applicable Allstate Trust by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

     The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

GOVERNING LAW

     The Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

                              PLAN OF DISTRIBUTION

     The Company may sell any series of Debt Securities, Debt Warrants and Preferred Stock and the Allstate Trusts may sell the Preferred Securities being offered hereby (i) directly to one or more purchasers; (ii) through agents;
(iii) to or through underwriters or dealers; or (iv) through a combination of any such methods of sale. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will set forth the terms of the offering of the offered Securities, including the name or names of any underwriters, dealers or agents; the purchase price of such Securities and the proceeds to the Company and/or an Allstate Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or any securities exchange on which such Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Act. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters to purchase the offered Securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such Securities, if any are purchased. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     Under certain circumstances, the Company may repurchase offered Securities and reoffer them to the public as set forth above. The Company may also arrange for repurchase and resale of such offered Securities by dealers.

     If so indicated in the Prospectus Supplement, the Company may authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others (but in all cases such institutions must be approved by the Company). The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In connection with the offering of Securities, the Company and/or, if applicable, any Allstate Trust, may grant to the underwriters an option to purchase additional Securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the accompanying Prospectus Supplement. If the Company and/or, if applicable, any Allstate Trust, grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

     The Securities may be a new issue of securities that have no established trading market. Any underwriters to whom Securities are sold for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Securities.

     Under agreements which may be entered into by the Company and/or, if applicable, any Allstate Trust, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Such underwriters and agents may be customers of, engaged in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINION

     The validity of the Securities offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, Chicago, Illinois, counsel for the Company.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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